Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Parsley Energy, LLC:

We consent to the use of our report dated April 11, 2014 with respect to the consolidated and combined balance sheets of Parsley Energy, LLC as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

May 12, 2014